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Exhibit (a)(1)

Offer to Purchase
Offer to Purchase for Cash
Up to 6,700,000 Shares of Class A Common Stock
of
The Fairchild Corporation
at
a Purchase Price of $2.50 Per Share
by

Phoenix FA Holdings, LLC

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON DECEMBER 18, 2007, UNLESS THE OFFER IS EXTENDED.

        Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"), Phoenix FA Holdings, LLC, a Delaware limited liability company ("Phoenix," "we," or "us"), is offering to purchase up to a maximum of 6,700,000 shares of Class A Common Stock, par value $0.10 per share (the "Common Stock"), of The Fairchild Corporation, a Delaware corporation ("Fairchild" or the "Company"), at a price per share of $2.50, net to the seller in cash, less any applicable withholding taxes and without interest.

        We will purchase only Common Stock properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, all of the Common Stock tendered may not be purchased if more than the number of shares we seek are validly tendered. Common Stock not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 6,700,000 shares of Common Stock pursuant to the Offer.

        The Offer is conditioned upon at least 3,700,000 of shares of Common Stock being properly tendered, as well as certain other conditions. See Section 14 for more information.

        Questions and requests for assistance, including requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, may be directed to MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent") and depositary (the "Depositary") with respect to the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

        The Offer has not been reviewed by the Board of Directors or management of Fairchild. No later than ten business days from the date of this Offer to Purchase, Fairchild is required by law to publish, send or give to you a statement disclosing whether the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

November 19, 2007

IMPORTANT

        If you want to tender all or part of your Common Stock, you must do one of the following before the Offer expires:

  •
  If your Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Stock for you;

  •
  If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Stock and any other documents required by the Letter of Transmittal, to MacKenzie Partners, Inc., the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

  •
  If you are an institution participating in The Depository Trust Company, tender your Common Stock according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        If you want to tender your Common Stock, but (a) the certificates for your Common Stock are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your Common Stock if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

        If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Stock in the Offer. You should rely only on the information contained in this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SUMMARY TERM SHEET

        This summary term sheet highlights the material provisions of the Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. Unless the context requires otherwise, all references in this Summary Term Sheet to "we," "us," or "our" are to Phoenix FA Holdings, LLC.

Who is offering to purchase my Common Stock?

        Phoenix FA Holdings, LLC, is a Delaware limited liability company. We were formed in Delaware in September 2006. We currently beneficially own and have commitments from our members to contribute a total of 2,176,500 shares of Common Stock to us. See Section 9 for more information regarding us and our affiliates.

Why are we making the Offer and what are our plans for the Company?

        The principals of Phoenix have a favorable track record in generating value from turnaround situations. We are seeking to acquire a significant number of the Company's outstanding shares of Class A Common Stock with a view to having a series of discussions with Fairchild and its Board of Directors in an effort aimed at unlocking value for the benefit of Fairchild and all its stockholders.

What will be the purchase price for the Common Stock and what will be the form of payment?

        The tender offer price is $2.50 per share. If your shares of Common Stock are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Section 3. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares of Common Stock is Phoenix offering to purchase in the Offer?

        According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (the "Fairchild 2006 Form 10-K"), filed with the Securities and Exchange Commission (the "SEC") on August 13, 2007, as of June 30, 2007, there were 22,604,835 shares of the Company's Class A Common Stock, entitled to one vote per share, issued and outstanding and 2,621,338 shares of the Company's Class B Common Stock, entitled to ten votes per share, issued and outstanding. We are offering to purchase between 3,700,000 and 6,700,000 shares of the Class A Common Stock, which, together with the 2,176,500 shares of Class A Common Stock that we currently hold or have commitments for, would represent approximately 26.0% and 39.3%, respectively, of the Company's issued and outstanding Class A Common Stock as of June 30, 2007, and approximately 12.0% and 18.2%, respectively, of the aggregate voting power of the Company's outstanding common equity. If more than 6,700,000 shares of Common Stock are tendered, all shares tendered will be purchased on a pro rata basis. We also expressly reserve the right to purchase additional shares of Common Stock if more than 6,700,000 shares are tendered, constituting up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements. If less than 3,700,000 shares of Common Stock are tendered, we will not be obligated to purchase any shares of Common Stock. See Sections 1 and 14.

        We do not own or have rights to acquire any Class B Common Stock and we are not offering to purchase any shares of Class B Common Stock. As reported in the Fairchild 2006 Form 10-K, as of June 30, 2007, The Steiner Group LLC, a Delaware limited liability company, holds 3,193,688 shares of Class A Common Stock and 2,533,996 shares of Class B Common Stock. Eric Steiner, the Company's President and Chief Operating Officer and the son of Jeffrey Steiner, the Company's Chairman and Chief Executive Officer, and Natalia Hercot, Jeffrey Steiner's daughter and Eric Steiner's sister, are the

i

sole co-managers of The Steiner Group LLC. In addition, the Fairchild 2006 Form 10-K reports that Jeffrey Steiner beneficially owned 219,062 shares of Class A Common Stock and 30,000 shares of Class B Common Stock as of June 30, 2007. Accordingly, as reported in the Fairchild 2006 Form 10-K, the Steiner family beneficially owns approximately 60.3% of the aggregate voting power of the Company's outstanding common equity.

Does Phoenix have the financial resources to pay for the Common Stock?

        We will have sufficient funds to purchase all of the Common Stock tendered in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 12.

How long do I have to tender my Common Stock; can the Offer be extended, amended or terminated?

        You may tender your Common Stock until the Offer expires. The Offer will expire at 5:00 p.m., New York time, on December 18, 2007, unless extended (such date and time, as they may be extended, the "Expiration Date" and "Expiration Time," respectively). If a broker, dealer, commercial bank, trust company or other nominee holds your Common Stock, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline. See Section 1.

        We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance of any shares of Common Stock that have been tendered on or before December 18, 2007 until the end of the extension period. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 1.

How will I be notified if Phoenix extends the Offer or amends the terms of the Offer?

        We do not currently intend to extend the Offer. However, in the event that we do extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 1.

What are the significant conditions to the Offer?

        The Offer is subject to a minimum of 3,700,000 shares of Common Stock being properly tendered and not properly withdrawn. The Offer is also subject to customary conditions such as absence of a suspension in trading or a material change at the Company. The Offer is not conditioned on the availability of financing. See Section 14.

How do I tender my Common Stock?

        If you want to tender all or part of your Common Stock, you must do one of the following before 5:00 p.m., New York time, on December 18, 2007, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

  •
  If your Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Stock for you;

  •
  If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Stock and any other documents required by the Letter of Transmittal, to

    MacKenzie Partners, Inc., the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

  •
  If you are an institution participating in The Depository Trust Company, tender your Common Stock according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        If you want to tender your Common Stock, but:

  •
  the certificates for your Common Stock are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your Common Stock if you comply with the guaranteed delivery procedure described in Section 3.

        You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal for more information.

Once I have tendered shares of Common Stock in the Offer, can I withdraw my tender?

        Yes. You may withdraw any shares of Common Stock you have tendered at any time before 5:00 p.m., New York time, on December 18, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares of Common Stock you have tendered to us, you may also withdraw your shares at any time after 11:59 p.m., New York time, on December 31, 2007. See Section 4.

How do I withdraw shares of Common Stock I previously tendered?

        To properly withdraw shares of Common Stock, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares of Common Stock in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares of Common Stock to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares of Common Stock have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares of Common Stock by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares. See Section 4.

Has the Company's Board of Directors adopted a position on the Offer?

        The Offer has not been reviewed by the Board of Directors of Fairchild. No later than ten business days from the date of this Offer to Purchase, Fairchild is required by law to publish, send or give to you a statement disclosing whether the Board of Directors recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

If I decide not to tender, how will the Offer affect my Common Stock?

        Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a company may terminate the registration of a class of securities with the SEC if, after a tender offer, all such securities are held of record by less than 300 people. We cannot predict how many stockholders will remain after the consummation of the Offer. While it is not our intention, if there are less than 300 holders of record after the consummation of the Offer, Fairchild could apply for deregistration. See Section 7.

What is the recent market price for my Common Stock?

        On November 12, 2007, the last full trading day before we announced our intention to commence a tender offer, the closing market price for the Common Stock on the New York Stock Exchange (the "NYSE") was $2.08 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether to tender your Common Stock. See Section 6.

When will Phoenix pay for the shares of Common Stock I tender?

        We will pay the purchase price for the shares of Common Stock we purchase, net to the seller in cash, less any applicable withholding tax and without interest, promptly after the expiration of the Offer. We may not be able to announce the final results of proration, if any, or pay for any shares of Common Stock for several business days after the Expiration Time and proration period. See Section 2.

What are the United States federal income tax consequences if I tender my Common Stock?

        The receipt of cash for Common Stock accepted for payment by us from tendering stockholders who are "United States persons" for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

        All stockholders should review the discussion in Section 5 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of Common Stock.

Will I have to pay stock transfer tax if I tender my Common Stock?

        We will pay all stock transfer taxes unless payment is made to, or if shares of Common Stock not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 2.

Whom can I talk to if I have questions?

        If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

INTRODUCTION

To the Holders of Class A Common Stock of Fairchild:

        Phoenix invites you to tender, for purchase by us, your shares of Class A Common Stock, par value $0.10 per share, of The Fairchild Corporation. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 6,700,000 shares of the Company's Class A Common Stock, at a price of $2.50 per share, net to the seller in cash, less applicable withholding taxes and without interest.

        The Offer will expire at 5:00 p.m., New York time, on December 18, 2007, unless extended as described in Section 1 below.

        We will purchase only those shares of Common Stock properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the shares of Common Stock tendered if more than the number of shares of Common Stock we seek are properly tendered. We will return tendered shares of Common Stock we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly following the Expiration Time.

        Tendering stockholders whose Common Stock is registered in their own names and who tender directly to MacKenzie Partners, Inc., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 2, stock transfer taxes on the purchase of Common Stock by us in the Offer. If you own your Common Stock through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Common Stock on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        Our obligation to accept, and pay for, shares of Common Stock validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14.

        The Offer has not been reviewed by the Board of Directors of Fairchild. No later than ten business days from the date of this Offer to Purchase, Fairchild is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

        Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding.

        According to the Fairchild 2006 Form 10-K, as of June 30, 2007, there were 22,604,835 shares of the Company's Class A Common Stock, entitled to one vote per share, issued and outstanding and 2,621,338 shares of the Company's Class B Common Stock, entitled to ten votes per share, issued and outstanding. We are offering to purchase between 3,700,000 and 6,700,000 shares of the Class A Common Stock, which, together with the 2,176,500 shares of Class A Common Stock that we currently hold or have commitments for, would represent approximately 26.0% and 39.3%, respectively, of the Company's issued and outstanding Class A Common Stock as of June 30, 2007, and approximately 12.0% and 18.2%, respectively, of the aggregate voting power of the Company's outstanding common equity. We do not own or have rights to acquire any Class B Common Stock and we are not offering to purchase any shares of Class B Common Stock. As reported in the Fairchild 2006 Form 10-K, as of June 30, 2007, The Steiner Group LLC, a Delaware limited liability company, holds 3,193,688 shares of Class A Common Stock and 2,533,996 shares of Class B Common Stock. Eric Steiner, the Company's

President and Chief Operating Officer and the son of Jeffrey Steiner, the Company's Chairman and Chief Executive Officer, and Natalia Hercot, Jeffrey Steiner's daughter and Eric Steiner's sister, are the sole co-managers of The Steiner Group LLC. In addition, the Fairchild 2006 Form 10-K reports that Jeffrey Steiner beneficially owned 219,062 shares of Class A Common Stock and 30,000 shares of Class B Common Stock as of June 30, 2007. Accordingly, as reported in the Fairchild 2006 Form 10-K, the Steiner family beneficially owns approximately 60.3% of the aggregate voting power of the Company's outstanding common equity.

        Stockholders are encouraged to obtain current market quotations for the Common Stock before deciding whether to tender their Common Stock.

THE TENDER OFFER

1.     Terms of the Offer

  General.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to 6,700,000 shares of Common Stock at a price of $2.50 per share, net to the seller, in cash, less any applicable withholding tax and without interest. The term "Expiration Time" means 5:00 p.m., New York time, on December 18, 2007, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See below for a description of our right to extend, delay, terminate or amend the Offer.

        If the Offer is over-subscribed as described below, shares of Common Stock tendered and not properly withdrawn will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

        If we:

  •
  increase or decrease the price to be paid for the Common Stock above or below $2.50 per share; or

  •
  increase or decrease the number of shares of Common Stock purchasable in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 11:59 p.m., New York time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Offer to Purchase, then the Offer will be extended until the expiration of such ten business day period. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 11:59 p.m., New York time.

        The Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14.

        We will purchase only Common Stock properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Common Stock tendered if more than 6,700,000 shares of Common Stock are properly tendered and not properly withdrawn. We will return Common Stock that we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly after the Offer expires.

        If the number of shares of Common Stock properly tendered in the Offer and not properly withdrawn prior to the Expiration Time is at least 3,700,000 shares and less than or equal to 6,700,000 shares, or such greater number of shares of Common Stock as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all shares of Common Stock so tendered.

        Proration.    If proration of tendered shares of Common Stock is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares of Common Stock will be based on the ratio of the number of shares of Common Stock properly tendered and not properly withdrawn by the stockholder to the total number of shares of Common Stock properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in making the proration determination, we expect that we may not be able to announce the final proration factor or commence payment for any shares of Common Stock purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Common Stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

        Extension of the Offer; Termination; Amendment.    We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 14 have occurred and to reject for payment and not pay for any Common Stock not then accepted for payment or paid for or, subject to applicable law, to postpone payment for the Common Stock by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares of Common Stock which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Common Stock or by decreasing or increasing the number of shares of Common Stock being sought in the Offer.

        Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service.

        If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we increase or decrease the number of shares of Common Stock being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of the Common Stock, we will extend the Offer at least until the expiration of that period of ten business days.

2.     Acceptance for Payment and Payment of the Common Stock

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 6,700,000 shares of Common Stock (or such greater number of shares of Common Stock as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time, except that if less than 3,700,000 shares of Common Stock are tendered before the Expiration Time, we will not be obligated to purchase any shares of Common Stock.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares of Common Stock that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Stock for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the Common Stock accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Common Stock tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares of Common Stock or a timely book-entry confirmation of the deposit of shares of Common Stock into the Depositary's account at the book-entry transfer facility;

  •
  a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent's message); and

  •
  any other required documents.

        We will pay for the Common Stock purchased pursuant to the Offer by depositing the aggregate purchase price for the shares of Common Stock with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        If proration of tendered Common Stock is required, because of the difficulty of determining the precise number of shares of Common Stock properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any shares of Common Stock until several business days after the Expiration Time and proration period. If we have not accepted for payment the Common Stock you have tendered to us, you may withdraw your Common Stock at any time after 11:59 p.m., New York time, on December 31, 2007. Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all shares of Common Stock tendered and not purchased due to proration will be returned or, in the case of shares of Common Stock tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares of Common Stock, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the purchase price, including but not limited to by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares of Common Stock pursuant to the Offer.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares of Common Stock purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or

(in the circumstances permitted by the Offer) if unpurchased shares of Common Stock are to be registered in the name of, any person other than the registered holder or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

        Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer.

3.     Procedures for Tendering the Common Stock

        Valid Tender. For a stockholder to make a valid tender of Common Stock in the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

  •
  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an "agent's message") (see "Book-Entry Transfer" below), and any other required documents; and

  •
  either certificates representing the tendered shares of Common Stock or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see "Book-Entry Transfer" below).

        In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

        If a broker, dealer, commercial bank, trust company, or other nominee holds your Common Stock, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee's applicable deadline.

        The valid tender of Common Stock by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        We encourage stockholders who hold Common Stock through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Common Stock through the brokers or banks and not directly to the Depositary.

        Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the Common Stock at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares of Common Stock by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of Common Stock may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The confirmation of a book-entry transfer of Common Stock into the Depositary's account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Common Stock through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of Common Stock, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Common Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for Common Stock tendered thereby if:

  •
  the "registered holder(s)" of those shares of Common Stock signs the Letter of Transmittal and has not completed the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares of Common Stock are tendered for the account of an "eligible institution."

        A "registered holder" of tendered Common Stock will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as described above, all signatures on any Letter of Transmittal for Common Stock tendered thereby must be guaranteed by an eligible institution. If the certificates for shares of Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares of Common Stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instruction 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Common Stock in the Offer and your certificates for those shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares of Common Stock being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Common Stock into the Depositary's account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent's message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Return of Unpurchased Common Stock.    The Depositary will return certificates for unpurchased shares of Common Stock promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares of Common Stock tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Tendering Stockholders' Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Common Stock for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (i) a number of shares of Common Stock that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares of Common Stock for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares of Common Stock ("Equivalent Securities") that is equal to or greater than the number of shares of Common Stock tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Stock made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Stock will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Common Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. A tender of Common Stock will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery and the instructions thereto) will be final and binding. By tendering Common Stock to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        If you tender your Common Stock pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

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  you have the full power and authority to tender, sell, assign and transfer the tendered shares of Common Stock (and any and all shares, other securities or distributions issued or issuable in respect of your shares); and

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  when we accept your shares of Common Stock for payment, we will acquire good and marketable title to your shares, free and clear of all liens, restrictions, claims and encumbrances.

        Our acceptance of your Common Stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

        In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Common Stock and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering Common Stock waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which shares of Common Stock will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders. Without such an ability to make decisions, we cannot accurately determine the number of shares of Common Stock tendered and make decisions about such matters as proration and return of shares of Common Stock. Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

        United States Federal Income Tax Backup Withholding.    Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9). Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder's United States federal income tax liability, provided that the required information is furnished.

4.    Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of Common Stock are irrevocable. You may withdraw shares of Common Stock that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares of Common Stock. You may also withdraw your previously tendered shares of Common Stock at any time after 11:59 p.m., New York time, on December 31, 2007, unless such shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the name of the person who tendered the shares of Common Stock.

        If certificates for shares of Common Stock have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Common Stock in more than one group of shares of Common Stock, the stockholder may withdraw shares of Common Stock using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If shares of Common Stock have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares of Common Stock and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of Common Stock may not be rescinded and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares of Common Stock may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of Common Stock, or are unable to purchase the Common Stock in the Offer as a result of the occurrence of a condition disclosed in Section 14, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered shares of Common Stock on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Common Stock which we have accepted for payment is limited by Rule 14e-(1) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of a tender offer.

5.    Material U.S. Federal Income Tax Consequences

        General.    The following is a discussion of certain United States federal income tax consequences to holders of Common Stock who are United States persons ("U.S. Stockholders") and whose shares of Common Stock are sold pursuant to the Offer. Generally, a United States person is:

  •
  an individual citizen or resident of the United States;

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  a corporation (including an entity other than a corporation which is treated as a corporation for United States federal income tax purposes), a partnership or a limited liability company, that is created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if, in general, a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 if such trust has elected to continue to be treated as a United States person and met certain other requirements.

        The tax consequences to stockholders who are not United States persons (including individuals who were United States persons in the past) ("Non-U.S. Stockholders") involve tax considerations that are beyond the scope of this discussion. It is therefore advised that each Non-U.S. Stockholder consult his or her tax advisor to determine the United States federal, state, local and foreign tax consequences of a sale of Common Stock pursuant to the Offer.

        The discussion herein does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations. In addition, this summary discussion is intended to address only those United States federal income tax considerations that are generally applicable to a stockholder who holds common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")), and this summary does not discuss all aspects of United States federal income taxation that might be relevant to a specific stockholder in light of such person's particular investment or tax circumstances.

        In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to stockholders that are subject to special treatment under the United States federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their shares as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the shares and one or more other investments; persons whose functional currency is other than the U.S. dollar; persons who received their shares as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities and individuals who are not citizens or residents of the United States.

        The information in this discussion is based on the federal income tax laws as of the date of this document, which include:

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  the Code;

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  current, temporary and proposed United States Treasury regulations promulgated under the Code;

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  the legislative history of the Code;

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  current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling; and

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  court decisions.

        There is a risk that future legislation, United States Treasury regulations, administrative interpretations and/or court decisions may change the current law or adversely affect existing interpretations of the United States federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change and we do not undertake to inform you of any change. In addition, there is a risk that the statements set forth in this summary discussion (which do not bind the IRS or the courts) may be challenged by the IRS and may not be sustained by a court if so challenged.

        The discussion herein is not intended to be, and should not be construed by any stockholder as being, tax advice. Therefore, each stockholder is urged to consult with its tax advisor to determine the United States federal, state, local and foreign tax consequences of the sale of Common Stock pursuant to the Offer, including the particular facts and circumstances that may be unique to such stockholder.

        THIS COMMUNICATION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER ANY TAX LAW.

        United States Federal Income Tax Consequences to U.S. Stockholders.    An exchange of shares of Common Stock for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Stockholder who receives cash pursuant to the Offer will be treated as recognizing gain or loss from the disposition of the shares. Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder's adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        United States Federal Income Tax Consequences to Non-U.S. Stockholders.    Gain realized by a Non-U.S. Stockholder on a sale of shares of Common Stock for cash pursuant to the Offer generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Stockholder), (ii) in the case of gain realized by a Non-U.S. Stockholder who is an individual, such Non-U.S. Stockholder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Stockholder held, actually or constructively, at any time during the five-year period preceding the disposition of shares pursuant to the Offer, more than 5% of the Company' shares of capital stock. The Company's shares of Common Stock will constitute a U.S. real property interest with respect to a Non-U.S. Stockholder if the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Stockholder held shares or (ii) the five-year period ending on the date the Non-U.S. Stockholder sells shares pursuant to the Offer. A United States real property holding corporation is any domestic corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the fair market value of its worldwide real property interests plus any of its other assets which are used or held for use in a trade or business. We have made no determination whether the Company is or has been a United States real property holding corporation during the last five years.

        In addition, a Non-U.S. Stockholder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of shares of Common Stock pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

        Non-U.S. Stockholders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

        Backup Withholding.    Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9). Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder's United States federal income tax liability, provided that the required information is furnished.

6.     Price Range of the Common Stock; Dividends; Class B Common Stock

        The Company's shares of Class A Common Stock are traded on the NYSE under the symbol "FA." According to the Fairchild 2006 Form 10-K, as of June 30, 2007, the Company had 22,604,835 outstanding shares of Class A Common Stock. The following table sets forth, for the periods indicated, the reported high and low trading prices for the Common Stock on the NYSE. The stock price information is based on published financial sources.

The Fairchild Corporation

	High	Low
Fiscal Year 2006
First Quarter	$2.85	$2.11
Second Quarter	2.79	2.26
Third Quarter	2.61	2.00
Fourth Quarter	2.80	2.08
Fiscal Year 2007
First Quarter	$2.69	$2.00
Second Quarter	2.47	1.75
Third Quarter	2.40	1.60
Fourth Quarter	2.40	1.72
Fiscal Year 2008
First Quarter (through November 16, 2007)	$2.40	$1.83

        On November 12, 2007, the last full trading day before we announced our intention to commence a tender offer, the closing market price for Common Stock on the NYSE was $2.08 per share. On November 16, 2007, the last full trading day before we commenced the Offer, the closing market price for Common Stock on the NYSE was $2.40 per share. We encourage stockholders to obtain a current market price for the Common Stock before deciding whether to tender their Common Stock.

        According to the Fairchild 2006 Form 10-K, the Company has not paid any dividends over the past several years.

        According to the Fairchild 2006 Form 10-K, as of June 30, 2007, there were 22,604,835 shares of the Company's Class A Common Stock, entitled to one vote per share, issued and outstanding and 2,621,338 shares of the Company's Class B Common Stock, entitled to ten votes per share, issued and outstanding. We are offering to purchase between 3,700,000 and 6,700,000 shares of the Class A Common Stock, which, together with the 2,176,500 shares of Class A Common Stock that we currently hold or have commitments for, would represent approximately 26.0% and 39.3%, respectively, of the Company's issued and outstanding Class A Common Stock as of June 30, 2007, and approximately 12.0% and 18.2%, respectively, of the aggregate voting power of the Company's outstanding common equity. We do not own or have rights to acquire any Class B Common Stock and we are not offering to purchase any shares of Class B Common Stock. As reported in the Fairchild 2006 Form 10-K, as of June 30, 2007, The Steiner Group LLC, a Delaware limited liability company, holds 3,193,688 shares of Class A Common Stock and 2,533,996 shares of Class B Common Stock. Eric Steiner, the Company's President and Chief Operating Officer and the son of Jeffrey Steiner, the Company's Chairman and Chief Executive Officer, and Natalia Hercot, Jeffrey Steiner's daughter and Eric Steiner's sister, are the sole co-managers of The Steiner Group LLC. In addition, the Fairchild 2006 Form 10-K reports that Jeffrey Steiner beneficially owned 219,062 shares of Class A Common Stock and 30,000 shares of Class B Common Stock as of June 30, 2007. Accordingly, as reported in the Fairchild 2006 Form 10-K, the Steiner family beneficially owns approximately 60.3% of the aggregate voting power of the Company's outstanding common equity.

7.     Possible Effects of the Offer on the Market for the Common Stock; NYSE Listing; Exchange Act Registration; Margin Regulations

        Possible Effects of the Offer on the Market for the Common Stock.    The purchase of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public. The purchase of Common Stock pursuant to the Offer can also be expected to reduce the number of holders of shares of Common Stock. We cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares or whether it would cause future market prices to be greater or less than the Offer price.

        Stock Listing.    While it is not our intention, depending upon the number of shares purchased pursuant to the Offer, the Common Stock may no longer meet the requirements of the NYSE for continued listing on the NYSE. The rules of the NYSE establish certain criteria that, if not met, could lead to the delisting of the Common Stock from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Common Stock pursuant to the Offer or otherwise, the Common Stock no longer meets the requirements of the NYSE for continued listing and listing is discontinued, the market for the Common Stock could be adversely affected.

        If the NYSE were to delist the Common Stock, it is possible that the Common Stock would continue to trade in the over-the-counter market or would qualify for listing on another securities exchange (although there can be no guarantee that the Company would seek such a listing, even if it were available), and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Common Stock and the availability of any price or quotation information would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. We cannot predict whether delisting of the Common Stock from the NYSE, and the listing or other quotation of the Common Stock on another exchange or through another source (if any), would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the Offer price.

        Exchange Act Registration.    The Common Stock is currently registered under the Exchange Act. While it is not our intention, the purchase of the shares of Common Stock pursuant to the Offer may result in the Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Common Stock may be terminated upon application by Fairchild to the SEC if the Common Stock is not listed on a "national securities exchange" and there are fewer than 300 record holders of Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information that Fairchild is required to furnish to its stockholders and would eliminate the Company's obligation under Sections 13 and 15(d) of the Exchange Act to file periodic reports or other information with the SEC. It would also make certain other provisions of the Exchange Act no longer applicable to Fairchild, such as (i) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (ii) the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act (and the related requirement to provide an annual report), and (iii) the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. In addition, the ability of "affiliates" of Fairchild and persons holding "restricted securities" of Fairchild to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Common Stock under the Exchange Act were terminated, shares of the Common Stock would no longer be eligible for stock exchange listing.

        Margin Regulations.    The shares of Common Stock currently qualify as "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Common Stock and the number and market value of publicly held Common Stock, following the purchase of shares pursuant to the Offer, the Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Common Stock under the Exchange Act were terminated, the Common Stock would no longer constitute "margin securities."

8.     Information About The Fairchild Corporation

        The Fairchild Corporation is a Delaware corporation, incorporated in October 1969, with its principal executive offices located at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Fairchild's telephone number is (703) 478-5800.

        The following description of Fairchild and its business has been taken from the Fairchild 2006 Form 10-K and is qualified in its entirety by reference to the Fairchild 2006 Form 10-K:

    Fairchild's business consists of three segments: PoloExpress; Hein Gericke; and Aerospace. Both its PoloExpress and Hein Gericke segments are engaged in the design and retail sale of motorcycle apparel, protective clothing, helmets, and technical accessories for motorcyclists in Europe. In addition, Hein Gericke is engaged in the design and distribution of motorcycle apparel in the United States. Its Aerospace segment stocks a wide variety of aircraft parts and distributes them to commercial airlines and air cargo carriers, fixed-base operators, corporate aircraft operators, and other aerospace companies worldwide. Additionally, its Aerospace segment performs component repair and overhaul services.

        Fairchild is subject to the informational requirements of the Exchange Act and files reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information Fairchild files at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at (202) 551-8090 for further information on operation of the public reference rooms. The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

        The information concerning Fairchild contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Neither Phoenix nor its affiliates take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Fairchild to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Phoenix or its affiliates, except to the extent required by law.

9.     Information About Phoenix FA Holdings

        Phoenix FA Holdings, LLC is a Delaware limited liability company with its principal executive offices located at 110 East 59th Street, New York, New York 10022. Phoenix's telephone number is (212) 759-1909. Phoenix has not conducted any business other than in connection with the Offer.

        SG Phoenix Ventures IV LLC ("SG Phoenix"), a Delaware limited liability company, is the managing member of Phoenix. SG Phoenix's principal executive offices are located at 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 759-1909. SG Phoenix has not conducted any business other than in connection with the Offer.

        Philip S. Sassower and Andrea Goren are the co-managers of SG Phoenix. Mr. Sassower's and Mr. Goren's business address is c/o Phoenix FA Holdings, LLC, 110 East 59th Street, New York, New York 10022. They are both United States citizens.

        Mr. Sassower has served as the Chief Executive Officer of Xplore Technologies Corp. since February 2006, and has been Chairman of the Board of Xplore since December 2004. Mr. Sassower is also the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. Mr. Sassower served as Chairman of the Board of Communication Intelligence Corp., an electronic signature solution provider, from 1998 to 2002 and Chairman of the Board of Newpark Resources, Inc., an environmental services company, from 1987 to 1996.

        Mr. Goren is a Managing Director of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003 and has been associated with Phoenix Enterprises LLC since January 2003. Prior to that, Mr. Goren served as Vice President of Shamrock International, Ltd., a private equity firm, from June 1999 to December 2002. Mr. Goren has been a member of the Board of Directors of Xplore Technologies Corp. since December 2004.

        During the last five years, neither Phoenix, SG Phoenix, Mr. Sassower nor Mr. Goren has been: (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding any violation with respect to such laws.

10.   Past Contacts with Fairchild

        On August 7, 2006, FA Holdings I, LLC, a company controlled by Philip S. Sassower and Jeffrey J. Steiner, Fairchild's Chairman and Chief Executive Officer ("Holdings I"), submitted a proposal to the Board of Directors of the Company pursuant to which, through a merger, Holdings I would acquire all of the outstanding capital stock of the Company not currently owned by persons associated with

Mr. Sassower or Mr. Steiner (the "Sassower/Steiner Group") for $2.73 per share. Under the terms of the proposed merger, upon completion thereof: (i) all of the outstanding shares of capital stock of the Company, other than shares held by the Sassower/Steiner Group, would (unless otherwise agreed by the Sassower/Steiner Group) be cancelled and the stockholders would be entitled to receive $2.73 in cash for each share, (ii) a wholly-owned subsidiary of Holdings I would merge into the Company, and (iii) the Company would continue as the surviving corporation. On September 20, 2006, a notice was sent to the Company from Holdings I withdrawing the proposal.

11.   Purpose of the Offer

        The principals of Phoenix have a favorable track record in generating value from turnaround situations. We are seeking to acquire a significant number of the Company's outstanding shares of Class A Common Stock with a view to having a series of discussions with Fairchild and its Board of Directors in an effort aimed at unlocking value for the benefit of Fairchild and all its stockholders.

12.   Source and Amount of Funds

        Assuming that the Offer is fully subscribed, the aggregate purchase price will be a maximum of $16,750,000. We anticipate that we will pay for the Common Stock tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents. The Offer is not conditioned upon any financing arrangements.

13.   Interest in Securities of Fairchild

        Phoenix beneficially owns and has commitments from its members to contribute a total of 2,176,500 shares of Common Stock to it, which represents approximately 9.6% of the issued and outstanding Class A Common Stock as of June 30, 2007. SG Phoenix, as the managing member of Phoenix, and Philip Sassower and Andrea Goren, as the co-managers of SG Phoenix, are deemed to have beneficially ownership over the shares of Common Stock held by Phoenix.

        During the past 60 days, Philip Sassower made the following purchases of Common Stock, which Mr. Sassower intends to transfer to Phoenix. The purchases were all made in the open market through a broker.

Date	Number of Shares	Price per share
10/16/2007	116,200	$2.07
10/22/2007	500	$2.02
10/22/2007	1,300	$2.013846
10/22/2007	900	$1.98
10/22/2007	85,000	$2.25
10/23/2007	21,000	$2.2088
10/25/2007	12,000	$2.2748
10/29/2007	5,000	$2.25
11/05/2007	3,000	$2.226
11/06/2007	200	$2.25
11/07/2007	7,000	$2.20
11/09/2007	800	$2.20

14.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to (i) our reasonable discretion, and (ii) any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered shares of Common Stock promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares of Common Stock, and terminate the Offer, if any of the following events shall occur:

  (a)
  less than 3,700,000 shares of Common Stock are properly tendered;

  (b)
  any event or change will have occurred (or any development shall have occurred involving prospective changes) in the business, financial condition or results of operations of Fairchild or any of its subsidiaries that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fairchild or the value of the Common Stock;

  (c)
  there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Common Stock or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares of Common Stock, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Common Stock, including, but not limited to, the right to vote the Common Stock purchased by us on all matters properly presented to the stockholders or (iv) might result, in our reasonable judgment, in a materially adverse effect on Fairchild or the value of the Common Stock; or

  (d)
  any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of the Common Stock thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, (iii) might impose limitations on our ability (or any affiliate of ours) to acquire, hold or exercise full rights of ownership of the, including, but not limited to, the right to vote the Common Stock purchased by us on all matters properly presented to the stockholders or (iv) might result in a materially adverse effect on Fairchild or the value of the Common Stock.

        All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 14 will be final and binding upon all parties.

15.   Legal Matters; Regulatory Approvals

        Based on our review of publicly available filings by Fairchild with the SEC, we are not aware of any licenses or regulatory permits that appear to be material to the business of Fairchild that might be adversely affected by our acquisition of the Common Stock as contemplated by the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of the Common Stock by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action where practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Stock tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Fairchild's business or financial condition.

16.   Fees and Expenses

        We have retained MacKenzie Partners, Inc. to act as Information Agent and Depositary in connection with the Offer. MacKenzie Partners, Inc. may contact holders of the Common Stock by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Common Stock in the Offer. Stockholders holding Common Stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Common Stock through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Common Stock, except as otherwise described in Section 2.

17.   Miscellaneous

        This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Stock in such jurisdiction.

        You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Common Stock in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Phoenix FA Holdings, LLC
November 19, 2007

        The Letter of Transmittal, certificates for Common Stock and any other required documents should be sent or delivered by each stockholder of the Company, or by such stockholder's bank, broker, dealer, trust company or other nominee, to the Depositary as follows:

The Depositary for the Offer is:

If delivering by Facsimile
If delivering by mail or by hand:	(Eligible Institutions Only):	If delivering by overnight courier:
P.O. Box 859208 Braintree MA 02185-9208 Attention: Corporate Actions; Fairchild Corp.	781-380-3388 Attention: Fairchild Corp. to confirm fax, call: 781-930-4900	161 Bay State Drive Braintree MA 02184 Attention: Corporate Actions; Fairchild Corp.

        Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

QuickLinks

IMPORTANT
Table of Contents
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
The Fairchild Corporation